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                                                                   EXHIBIT 10.27

                              EMPLOYMENT AGREEMENT


     AGREEMENT made as of the 1st day of January, 2000, by and between JOHN T. BOTTI, residing at 325 Loudon Road, Loudonville, New York 12211 (hereinafter referred to as the "Employee") and BITWISE DESIGNS, INC., a Delaware corporation with principal offices located at 2165 Technology Drive, Schenectady N.Y. 12308 (hereinafter referred to as the "Company").


                              W I T N E S S E T H :


     WHEREAS, the Company is engaged in the manufacture and distribution of computers and document imaging systems, providing Internet-based document authentication services and related business enterprises; and

     WHEREAS, the Company employs and desires to continue the employment of the Employee for the purpose of securing to the Company the experience, ability and services of the Employee; and

     WHEREAS, the Employee desires to continue his present employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its subsidiaries and/or predecessors and Employee;

     NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                    ARTICLE I

                                   EMPLOYMENT

     Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as President and Chief Executive Officer. In this capacity, Employee will report to the Board of Directors.

                                   ARTICLE II

                                     DUTIES

         (A) The Employee shall, during the term of his employment with the Company, perform such services and duties of an executive nature in connection with the business, affairs and operations of the Company, and its subsidiaries, as may be reasonably and in good faith assigned or delegated to him from time to time by or under the authority of the Board of Directors of the Company and consistent with the position of President and Chief Executive Officer.


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         (B) The Employee agrees to use his best efforts in the promotion and advancement of the Company and its welfare and business. Employee agrees to devote his primary professional time to the business of the Company as Employee deems reasonably necessary; provided, however, that the Company acknowledges that Employee shall be entitled to pursue unrelated personal business ventures that do not materially conflict with the performance of Employee's duties to the Company.

         (C) Employee shall be based in the Schenectady, New York area, and shall undertake such occasional travel, within or without the United States as is or may be reasonably necessary in the interests of the Company.

                                   ARTICLE III

                                  COMPENSATION

         (A) Commencing with the commencement date hereof, the Company shall pay to Employee a salary at the rate of $250,000 per annum for the first l2 months that this Agreement shall be in effect (payable in equal weekly installments or pursuant to such regular pay periods adopted by the Company) (the "Base Salary"). On each anniversary date of this Agreement the Base Salary shall be increased l0% of the Base Salary for the previous l2 month period.

         (B) Employee shall be entitled to receive a bonus (the "Bonus") during each year of this Agreement, determined as follows:

               The amount to be paid as a Bonus shall be determined as of each June 30 based upon the fiscal year end and shall be equal to three (3%) percent of the net pre-tax profit of the Company as determined by the Company's independent auditors no later than 90 days following the end of the Company's fiscal year without giving effect to loss carryforwards or non-cash items and giving effect to and including revenues received by the Company during the fiscal year and which revenues may have otherwise been excluded in computing net pre-tax profit by reason of any revenue recognition rules otherwise utilized in the application of generally accepted accounting principles, and excluding any expense deduction attributed to such Bonus paid to any other executive officer of the Company (the "Net Pre-Tax Profit"); provided that, in the event the Net Pre-Tax Profit of the Company, as determined for any fiscal year is less than $600,000 during the term of this Agreement, no bonus shall be paid by the Company to the Employee pursuant to this subparagraph (B). Such determination, for Bonus purposes only, shall be made in accordance with generally accepted accounting principles, as modified by these resolutions.

         (C) Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.

         (D) The Company shall deduct from Employee's compensation all federal, state and local taxes which it may now or may hereafter be required to deduct.



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                                   ARTICLE IV

                                    BENEFITS

         (A) During the term hereof, (i) the Company shall provide Employee with Blue Cross/Blue Shield or equivalent health insurance benefits and major medical insurance; (ii) Employee shall be reimbursed by the Company upon presentation of appropriate vouchers for all business expenses incurred by the Employee on behalf of the Company; (iii) the Company shall provide the Employee with an automobile suitable for his position and reimburse reasonable automobile expenses including repairs, maintenance, gasoline charges, mobile phone etc.

         (B) In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

         (C) The Company will obtain and maintain during the full term hereof and at its sole cost and expense a policy of life insurance on the life of Employee in the face amount of $500,000 payable to a beneficiary named and designated by Employee. Upon the conclusion of this Agreement, all right, title and interest in the policy shall be transferred to the Employee, and the Employee shall be responsible for any premiums due after such transfer.

         (D) For each year of the term hereof, Employee shall be entitled to four weeks paid vacation.


                                    ARTICLE V

                                 NON-DISCLOSURE

     The Employee shall not, at any time during or after the termination of his employment hereunder except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, methods, operations, marketing information, research and development, customers, pricing and information relating to proposed expansion of the Company or the Company's business plans (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry, concerning the business, finances, methods, operations, marketing information, research and development, customers, pricing and information relating to proposed expansion of the Company or the Company's business plans. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause

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substantial injury to the Company.

                                   ARTICLE VI

                              RESTRICTIVE COVENANT

         (A) In the event of the voluntary termination of employment with the Company or Employee's discharge in accordance with Article IX paragraph (C), Employee agrees that he will not, for a period of one year following such termination, directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the manufacture, development and/or distribution of computers and/or document imaging systems in the same geographical areas of operation of the Company.

         (B) If any court shall hold that the duration of non-competition or any other restriction contained in this paragraph is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or in the alternative such judicially substituted term may be substituted therefor.

                                   ARTICLE VII

                                      TERM

     This Agreement shall be for a term commencing on the date first set forth above and terminating January 1, 2003, unless sooner terminated pursuant to the terms hereof, and renewable as provided for herein, for one additional period of one year. The Company agrees to notify Employee in writing of its intent to negotiate an extension of this Agreement six months prior to the expiration of the original term hereof. If the Company fails to so notify Employee, or after having timely notified Employee of its intention to extend, fails to reach agreement with Employee on the terms of such extension, this Agreement shall be renewable, at the option of the Employee, for an additional period of one year from the date on which this Agreement would have expired without such renewal (the "Renewal Term"), except that Employee's base salary shall be increased l0% above the prior year. If the Company elects not to seek to negotiate an extension and has so timely notified Employee, then the Company shall pay Employee, upon the expiration of the original term of this Agreement, or the Renewal Term, whichever is applicable, a severance benefit equal to Employee's annual Base Salary and Bonus for the year immediately preceding the termination of this Agreement, payable in twelve equal monthly installments commencing on the termination date of this Agreement.






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                                  ARTICLE VIII

                             DISABILITY DURING TERM

     In the event that the Employee becomes totally disabled so that he is unable or prevented from performing substantially all of his usual duties hereunder for a period of four (4) consecutive months, and the Company elects to terminate Employee under Article IX(B) then, and in that event, the Company shall continue to compensate Employee and Employee shall receive his Base Salary as provided under Article III of this Agreement for a period of twelve (l2) months commencing from the date of such termination. The aforesaid obligations of the Company shall not extend beyond the term of this Agreement. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments which Employee may receive or to which he may become entitled.

                                   ARTICLE IX

                                   TERMINATION

     The Company may terminate this Agreement:

         (A) Upon the death of Employee during the term hereof, except that the Employee's legal representatives, successors, assigns and heirs shall have those rights and interests as otherwise provided in this Agreement, including the right to receive accrued but unpaid Bonus compensation, if any.

         (B) Subject to the terms of Article VIII herein, upon written notice from the Company to the Employee, if Employee becomes totally disabled and as a result of such total disability, has been prevented from and unable to perform all of his duties hereunder for a consecutive period of four (4) months.

         (C) Upon written notice from the Company to Employee, if Employee is convicted of a felony, or has directly derived personal monetary gain from actual fraud committed by Employee against the Company.

                                    ARTICLE X

                           EXTRAORDINARY TRANSACTIONS

         The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company. A "Change in Control" of the Company shall be deemed to have occurred if there shall be consummated (i)(x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into


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cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approved any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and l3(d)(2) of the Securities Exchange Act of l934, as amended (the "Exchange Act"), who is not a beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act) of 20% or more of the Company's outstanding Common Stock on the date hereof, shall become the beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act) of 20% or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Company agrees that, if during the term hereof, or during such time as the Employee is otherwise employed by the Company, a Change in Control shall occur, all options to purchase Common Stock of the Company held by Employee, either pursuant to this Agreement or otherwise, shall immediately vest and become exercisable on the first day following a Change in Control. Further, the options shall be deemed amended to provide that in the event of termination of Employee after an event enumerated in this Article X, the options shall remain exercisable for the duration of their term; and further, at the Employee's option, an amount equal to three times the aggregate annual compensation paid to the Employee during the calendar year preceding the Change in Control shall be credited against the exercise price of any options held by Employee at the time Employee elects to exercise such options; provided, however, that if the lump sum severance payment under this Article X, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of l954, as amended (the "Code")), such credit shall be reduced to the largest amount as will result in no portion of the credit under this Article X being subject to the excise tax imposed by Section 4999 of the Code.

                                   ARTICLE XI

                         TERMINATION OF PRIOR AGREEMENTS

     This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written, without prejudice to Employee's right to all accrued compensation prior to the effective date of this Agreement.





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                                   ARTICLE XII

                                   ARBITRATION

     Any dispute arising out of the interpretation, application and/or performance of this Agreement with the sole exception of any claim, breach or violation arising under Articles V or VI hereof shall be settled through final and binding arbitration before a single arbitrator in the City of New York, the State of New York in accordance with the rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney at law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

                                  ARTICLE XIII

                                  SEVERABILITY

     If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                   ARTICLE XIV

                                     NOTICE

     All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

    IF TO THE COMPANY:        BITWISE DESIGNS, INC.
                              2165 Technology Drive
                              Schenectady, NY 12308

    IF TO THE EMPLOYEE:       JOHN T. BOTTI
                              325 Loudon Road
                              Loudonville, NY 12211

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Any such written notice shall be effective upon receipt, but not later than four (4) days after the deposit with the U.S. Postal Service.





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                                   ARTICLE XV

                                     BENEFIT

     This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

                                   ARTICLE XVI

                                     WAIVER

     The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.


                                  ARTICLE XVII

                                  GOVERNING LAW

     This Agreement has been negotiated and executed in the State of New York, and New York law shall govern its construction and validity.


                                  ARTICLE XVIII

                                  JURISDICTION

     Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New York and Employee hereby consents to the jurisdiction of any local, state or federal court located within the State of New York.


                                   ARTICLE XIX

                                ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the parties hereto. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto.







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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

(Corporate Seal)                            BITWISE DESIGNS, INC.



                                            By__________________________
                                                 J. Edward Sheridan
                                                 Chairman - Compensation
                                                 Committee



                                              __________________________
                                                 JOHN T. BOTTI (Employee)




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